                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

     Massachusetts Mutual Variable Life Separate Account I
     -----------------------------------------------------

Address of Principal Business Office:

     1295 State Street, Springfield, Massachusetts   01111
     -----------------------------------------------------

Telephone Number:

     (413) 788-8411
     --------------

Name and address of agent for service of process:

     Thomas J. Finnegan. Jr.
     -----------------------
     Vice President, Secretary and Associate General Counsel
     -------------------------------------------------------
     Massachusetts Mutual Life Insurance Company
     -------------------------------------------
     1295 State Street
     -----------------
     Springfield, Massachusetts  01111
     ---------------------------------

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:


              YES   X                  NO
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                                  SIGNATURES
                                  ----------


Pursuant to the requirements of the Investment Company Act of 1940, Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Springfield and the Commonwealth of Massachusetts on the 28 day of February, 1997.


                      Massachusetts Mutual Variable Life Separate Account I (Registrant)


                       By:  /s/ Michael Chong
                            -----------------------------
                            Michael A. Chong
                            Second Vice President



Attest: /s/Dale Games
(Name) Dale Games
(Title) Vice President